As filed with the Securities and Exchange Commission
on November 17, 2004

Registration No. 811-09347

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☐

Amendment No. 29	☒

NATIONS MASTER INVESTMENT TRUST
(Exact Name of Registrant as specified in Charter)
101 South Tryon Street
Charlotte, NC 28255
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (800) 321-7854
Robert B. Carroll
c/o Bank of America Corporation
One Bank of America Plaza
101 South Tryon Street
Charlotte, North Carolina 28255
(Name and Address of Agent for Service)

With a copy to:
Marco E. Adelfio, Esq.
Steven G. Cravath, Esq.
Morrison & Foerster LLP
2000 Pennsylvania Ave., N.W.
Washington, D.C. 20006

EXPLANATORY NOTE

     This Registration Statement has been filed by the Nations Master Investment Trust (the “Trust”) pursuant to Section 8(b) of the Investment Company Act of 1940 in order to reflect changes in the discussion of the day-to-day portfolio management process for certain series of the Trust. Part A (with the exception of the portion of Part A included in this filing), Part B and Part C of the Registration Statement are hereby incorporated by reference, as applicable, to Amendment No. 28 to the Trust’s Registration Statement.

     Beneficial interests in the Trust are not being registered under the Securities Act of 1933 (the “1933 Act”) because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by the investment companies or certain other entities which are “accredited investors” within the meaning of Regulation D under the 1933 Act.

NATIONS MASTER INVESTMENT TRUST

Nations Intermediate Bond Master Portfolio
(the “Master Portfolio”)

Part A Supplement dated November 17, 2004
to Part A dated August 1, 2004, as supplemented

     Effective immediately, the Part A for the share class of the Master Portfolio is hereby supplemented to reflect a change in how the Master Portfolio is managed. Specifically, the Part A is supplemented to reflect the transition of the Master Portfolio’s day-to-day investment decision-making from a team based approach to an approach where a specific individual portfolio manager is responsible for making the day-to-day investment decisions for the Master Portfolio. This supplement denotes this transition by identifying the team that previously managed the Master Portfolio, the specific manager that now replaces the team for the Master Portfolio and by providing biographical information regarding the specific manager that has been placed in charge of the investment management of the Master Portfolio.

     The Part A is specifically supplemented with the following information for the Master Portfolio. The last sentence of the third paragraph of the section entitled “How the Master Portfolios are Managed — Investment Adviser” is deleted and replaced with the following: “The table tells you which individual member(s) of BACAP is responsible for making the day-to-day investment decisions for each Master Portfolio.” In addition, the accompanying table shall be amended to reflect the individual responsible for managing the Master Portfolio as shown below and the separate disclosure section describing the professional biography of the individual manager shall follow the table.

     In addition, all references to the portfolio management of the Master Portfolio throughout the Part A should be read in accordance with this supplemental information, as applicable.

Fixed Income Master Portfolio
Individual Manager Responsible for Management of the Master Portfolio

Nations Fund	Manager Stated in Current Part A	New Master Portfolio Manager

Nations Intermediate Bond Master Portfolio	BACAP’s Fixed Income Management Team	Brian Drainville

Fixed Income Master Portfolio
Portfolio Manager’s Biographical Information

Brian Drainville, CFA
Brian Drainville, vice president, is a senior fixed income portfolio manager for Columbia Management,1 where he has served in this capacity for more than five years. Mr. Drainville joined the firm in 1996 and worked the three prior years as an equities and options operations manager at Barry, Murphy and Co. He currently manages Nations Intermediate Bond Master Portfolio and may also manage other investment products for both BACAP and Columbia Management.

Mr. Drainville earned his BA degree from the College of the Holy Cross. He is a member of the Fixed Income Management Society of Boston, the CFA Institute, and the Bond Analysts Society of Boston, and has been a member of the investment community for eleven years.

[1]	Columbia Management is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and advise institutional and mutual fund portfolios. BACAP, an SEC-registered investment adviser, is part of Columbia Management and is a wholly-owned subsidiary of Bank of America Corporation.

Signatures

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on the 17th day of November, 2004.

NATIONS MASTER INVESTMENT TRUST

By:	*

Keith Banks
President and Chief Executive Officer

By:	/s/ Robert B. Carroll

Robert B. Carroll
Secretary
*Attorney-in-Fact